Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2010, with respect to the consolidated financial statements of Energy Transfer Equity, L.P. and subsidiaries as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009, the four months ended December 31, 2007, and the year ended August 31, 2007, which report is included in the Annual Report of Enterprise GP Holdings L.P. on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Enterprise GP Holdings L.P. on Forms S-3 (File No. 333-146236 and File No. 333-161597) and on Form S-8 (File No. 333-129668).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
March 1, 2010